Exhibit 10.8

PROMISSORY NOTE

$300,000	April 1, 2014
New York, New York

FOR VALUE RECEIVED, LONG ISLAND BRAND BEVERAGES LLC, a New York limited liability company ("Maker"), having an address at P.O. Box 845, Long Beach, New York 11561, hereby promises to pay to the order of Cullen Agricultural Holding Corp., having an address at 1193 Seven Oaks Rd., Waynesboro, GA 30830, its successors and/or assigns (any of which is hereinafter referred to as "Holder"), the sum of Three Hundred Thousand Dollars and No Cents ($300,000.00), together with interest to the extent and at the rate specified herein from and after the date hereof.

Maker hereby grants the Holder a security interest in all of the inventory and accounts receivables of Maker (together, the "Collateral"). Reference herein to the Collateral shall in no way impair the absolute and unconditional obligation of the Maker to pay both principal and interest, if any, as provided herein.

The principal and accrued interest on the Note shall be due and payable in lawful money of the United States on August 31, 2014 (the "Maturity Date"); provided however, that the principal and accrued interest owed hereunder shall be applied to the purchase price of the Membership Interests if the Holder exercises the Option and purchases the Membership Interests (as such terms are defined and described in that certain Letter Agreement entered into in November 2013, as amended, between the Maker and Holder ("Letter Agreement")).

Interest shall accrue daily on the unpaid principal balance of this Note commencing on the date hereof and shall be due and payable, without demand or notice, on the Maturity Date, at a rate of 6% per annum.

So long as any amount under this Note remains outstanding and unpaid, Maker will not, unless otherwise consented to in writing by the Holder, (i) create, incur, assume or suffer to exist (other than indebtedness existing on the date hereof) any indebtedness for borrowed funds (institutional or otherwise) which is not subordinated in all respects to the indebtedness under this Note or (ii) consolidate or merge into, or transfer or lease all or substantially all of its assets to, any person unless (A) the person is a corporation, (B) the person assumes in a writing reasonably acceptable to the Holder all the obligations of the Maker under this Note and (C) immediately after the transaction, no default under this Note exists. The surviving transferee or lessee corporation shall be the successor Maker, but the predecessor Maker in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest of this Note.

Holder may, with or without notice to Maker or any guarantor or other party liable herefor, extend or renew this Note, or extend the time for making payment of any amount provided for herein, or accept any amount in advance, all without affecting the liability of Maker or any other party or guarantor liable herefor.

If the parties have not entered into an Agreement (as defined in the Letter Agreement) by April 15, 2014, this Note may be prepaid in whole or in part at any time without penalty or premium, but with payment of accrued interest to the date of prepayment.

Upon the occurrence of a default, the whole sum of principal and accrued interest shall become due immediately at the option of Holder. Default shall include, but not be limited to: (i) failure to make any payment hereunder at the time prescribed for payment; (ii) filing, as to the Maker or any guarantor or endorser of this Note, of an involuntary petition which is not dismissed within sixty (60) days or of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; (iii) default in the payment of principal or interest on any obligation in excess of $100,000 for borrowed money beyond the period of grace, if any, provided with respect thereto or default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remains unremedied for a period of 10 days; (iv) final judgment for the payment of money in excess of $100,000 shall be rendered against Maker and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed; or (v) any breach or other default by the Maker under this Note or the Letter Agreement which is not cured within five (5) days after the Maker receives notice from the Holder of the occurrence thereof.

The times for the payment of the principal sum as herein stated are of the essence of this Note. Upon the occurrence of a default, the amount of the principal sum hereunder, plus reasonable attorneys' fees and expenses, shall bear interest from the date thereof to the actual date of payment (whether such payment is made voluntarily or as a result of legal process) at the maximum rate of interest permitted by law or 18% per annum, whichever is lower, from the date of the default to the date of actual payment.

Maker and each other party liable herefor, whether principal, endorser, guarantor or otherwise, jointly and severally hereby (i) waive presentment, demand, protest, notice of dishonor and/or protest, notice of non-payment and all other notices or demands in connection with the delivery, acceptance, performance, default, enforcement or guaranty of this Note, (ii) waive recourse to suretyship defenses generally, including extensions of time, releases of security and other indulgences which may be granted from time to time by Holder to Maker or any party liable herefor, and (iii) agree to pay all costs and expenses, including reasonable attorneys’ fees, in connection with the enforcement or collection of this Note.

Nothing contained in this Note or in any other agreement between Maker and Holder shall require Maker to pay, or Holder to accept, interest in an amount which would subject Holder to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under applicable law. Should Holder receive any payment which is or would be in excess of that permitted to be charged under such applicable law, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the principal balance outstanding on this Note.

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Holder shall not, by any act, delay, omission or otherwise, be deemed to have waived any of its rights and/or remedies hereunder, and no waiver whatsoever shall be valid unless in writing, signed by Holder, and then only to the extent therein set forth. The making of any demands or the giving of any notices by Holder or a waiver by Holder of any right and/or remedy hereunder on any one occasion shall not be construed as a bar to or waiver of any right and/or remedy which Holder would otherwise have on any future occasion. All rights and remedies of Holder shall be cumulative and may be exercised singly or concurrently.

This Note may be assigned at any time by Holder to any person controlling, controlled by or under common control with the Holder or to any affiliate of the Holder on notice to Maker.

The terms and provisions hereof shalt survive the payment, cancellation or surrender of this Note. Any instrument taken by Holder in payment of, or for application against, any obligation of Maker or any other party liable herefor shall not operate as a discharge of such obligation until the instrument is finally paid, notwithstanding the fact that a bank may be the maker, drawer or acceptor of such instrument.

This Note shall be governed and construed in accordance with the law of the State of New York without giving effect to choice of law principles. MAKER AND EACH OTHER PARTY LIABLE HEREFOR, IN ANY LITIGATION IN WHICH HOLDER SHALL BE AN ADVERSE PARTY, WAIVES TRIAL BY JURY AND WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SETOFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION. ANY SUCH LITIGATION SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK.

LONG ISLAND BRAND BEVERAGES LLC

By:	/s/ Philip Thomas
Name:	Philip Thomas
Title:	CEO

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